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                                                              Exhibit 3.1(a)(ix)


                            Certificate of Amendment


         Southern Peru Limited, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of Southern Peru Limited adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

         RESOLVED, that the Board of Directors hereby proposes and declares the advisability of an amendment to the Certificate of Incorporation of this corporation substituting for the Article "FOURTH" thereof the following:

         "FOURTH: The total number of shares of stock which the corporation shall have authority to issue is 1,000 shares of Common Stock, with the par value of $.01 per share.

         SECOND: That in lieu of a meeting and vote of stockholders, the sole stockholder has given unanimous written consent to said amendment in accordance with Section 228 of the General Corporation Law of the State of Delaware.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by its Vice President and attested by its Assistant Secretary this 16th day of April, 1996.

                                            Southern Peru Limited


                                            By: /s/ K.R. Morano
                                                --------------------------------
                                                    K.R. Morano, Vice President

Attest:

/s/ C.D. Gonzalez
---------------------------------
Assistant Secretary